UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2011
Date of Report (Date of earliest event reported)

PICO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	33-36383 (Commission File Number)	94-2723335 (IRS Employer Identification No.)

875 Prospect Street, Suite 301, La Jolla, California    92037
                   (Address of principal executive offices)        (Zip Code)

 (858) 456-6022
Registrant’s telephone number, including area code

                     Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

(a) On February 28, 2011, the Company entered into a consulting agreement (the “Consulting Agreement”) with the Company’s non-executive chairman, Ronald Langley.  The consulting services that Mr. Langley will provide to the Company include the identification and analysis of public equity investment opportunities and related advice.  Pursuant to the Consulting Agreement, the Company will compensate Mr. Langley for his services as they relate to individual investment opportunities only if the Company’s total return on such investment exceeds twenty percent (20%) compounded per annum; Mr. Langley will receive compensation based on the Company’s net realized gain from any such investments.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Consulting Agreement, filed herewith as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Robert G. Deuster was elected to the Board of Directors of PICO Holdings, Inc. on February 28, 2011.  He was elected by the Board of Directors to fill a vacancy on the Board in the class of directors with terms ending in 2012, and will stand for election to the Board by the Company’s shareholders at the Company’s 2012 annual meeting of shareholders.  Mr. Deuster has not yet been appointed to any committees of the Board of Directors.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits

Exhibit Number	Description
10.1	Consulting Agreement by and between PICO Holdings, Inc. and Ronald Langley, dated February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2011	PICO HOLDINGS, INC. By:/s/ James F. Mosier
James F. Mosier General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
10.1	Consulting Agreement by and between PICO Holdings, Inc. and Ronald Langley, dated February 28, 2011

3